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Exhibit 99.1

         Smurfit-Stone

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637 John Haudrich (investors) 314-746-1266 Megan Gallagher (media) 312-580-2289 Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE REPORTS 4th QUARTER RESULTS

        CHICAGO, January 27, 2004—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders ('net loss') of $92 million, or $.37 per diluted share, for the fourth quarter of 2003, compared to a net loss of $15 million, or $.06 per diluted share, for the fourth quarter of 2002. Sales for the fourth quarter were $1.9 billion, roughly flat with sales in the fourth quarter of 2002.

        For the full year 2003, the company reported a net loss of $208 million, or $.85 per diluted share, compared to net income available to common stockholders of $54 million, or $.22 per diluted share, in 2002. Sales for the full year were $7.7 billion, compared to $7.5 billion in 2002.

        Fourth quarter results include a pretax restructuring charge of $107 million, or $.27 per diluted share, related to previously announced rationalization and cost reduction initiatives. The rationalization process will result in a total workforce reduction of approximately 1,400 employees and projected savings of $140 million on an annualized basis.

        Fourth quarter results also include a pretax charge of $12 million, or $.03 per diluted share, for a non-cash foreign currency translation loss related to the strengthening of the Canadian dollar.

        Commenting on the results, Patrick J. Moore, chairman, president and chief executive officer, said, "Although board and packaging prices continued to trend downward, demand for packaging improved compared to the third quarter. In what is seasonally a softer period, the company's U.S. corrugated shipments improved 1.7 percent on a per day basis, compared to the third quarter." Shipments were flat compared to the year-ago quarter. The company's operating rate for the containerboard mills was 88.5 percent, an improvement from the third quarter rate of 85.9 percent. In the fourth quarter, U.S. corrugated container prices declined 1.2 percent, and linerboard prices declined 1.5 percent, compared to the third quarter.

        In the consumer packaging business, operating profits declined compared to the third quarter of 2003, and fourth quarter of 2002. Both major businesses—folding carton and multiwall bag—contended with price pressures in the quarter. In addition, higher employee benefit and energy costs, and boxboard mill downtime, had a negative effect on earnings versus the prior year. Folding carton volume rose 1.8 percent and multiwall bag volumes increased 3.1 percent as compared to the fourth quarter of 2002.

        The company's energy costs in the fourth quarter remained relatively flat sequentially, but were up $3 million compared to the year-ago quarter. For all of 2003, energy costs were up by $69 million over 2002 levels, driven largely by higher natural gas pricing.

        Interest expense was $85 million in the quarter: flat sequentially, but down $3 million from the year-ago quarter. For the year, interest expense was $341 million, down $14 million from the prior year, primarily due to lower interest rates and refinancing activities. Capital spending in the fourth quarter of 2003 was $55 million, compared with $41 million in the third quarter and $64 million in the fourth quarter of 2002. Total debt at the end of 2003 was $4,807 million, down $20 million compared to the end of the third quarter, and down $195 million compared to year end 2002.

        Reflecting on the year, Moore said, "Despite a difficult climate in 2003, we completed transactions to focus the company on the North American paper-based packaging market. We introduced a number of crucial cost-cutting initiatives and began taking additional steps to rebuild market share and shift marketing resources to more lucrative, value-added segments.

        "As we enter 2004, we continue to contend with escalated energy costs and higher employee benefit expenses. In addition, we anticipate higher recycled fiber costs. However, we are encouraged by signs of economic recovery and a better outlook for manufacturing, which should lead to improved demand for packaging.

        "While containerboard and corrugated container pricing will be lower in the first quarter, we recently communicated price increases to our customers. These increases will be implemented in the first quarter with the full benefit realized in the second half. Our focus for 2004 will be on improving our sales, marketing, and production efforts to respond to a changing environment, achieving the benefits of cost-cutting initiatives, and maximizing cash flow to reduce debt."

        Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast live and archived on its website, www.smurfit-stone.com.

# # #

        Smurfit-Stone Container Corporation (NASDAQ: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 37,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Net sales	$1,913	$1,921	$7,722	$7,483
Costs and expenses (Note 1)	1,959	1,806	7,675	7,021
Income (loss) from operations	(46)	115	47	462
Interest expense, net	(85)	(88)	(341)	(355)
Loss on early extinguishment of debt			(3)	(32)
Other, net (Note 2)	(10)	7	(41)	19

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(141)	34	(338)	94
Benefit from (provision for) income taxes	52	(13)	140	(35)

Income (loss) from continuing operations before cumulative effect of accounting change	(89)	21	(198)	59
Discontinued operations:
Income from discontinued operations, net of income taxes		7	6	24
Loss on disposition of discontinued operations, net of income taxes		(40)		(18)

Income (loss) before cumulative effect of accounting change	(89)	(12)	(192)	65
Cumulative effect of accounting change
Asset retirement obligations, net of income taxes			(5)

Net income (loss)	(89)	(12)	(197)	65
Preferred stock dividends	(3)	(3)	(11)	(11)

Net income (loss) available to common stockholders	$(92)	$(15)	$(208)	$54

Basic earnings per common share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.37)	$0.07	$(0.85)	$0.20
Income from discontinued operations		0.03	0.02	0.09
Loss on disposition of discontinued operations		(0.16)		(0.07)
Cumulative effect of accounting change			(0.02)

Net income (loss) available to common stockholders	$(0.37)	$(0.06)	$(0.85)	$0.22

Weighted average shares outstanding	248	245	246	244
Diluted earnings per common share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.37)	$0.07	$(0.85)	$0.20
Income from discontinued operations		0.03	0.02	0.09
Loss on disposition of discontinued operations		(0.16)		(0.07)
Cumulative effect of accounting change			(0.02)

Net income (loss) available to common stockholders	$(0.37)	$(0.06)	$(0.85)	$0.22

Weighted average shares outstanding	248	245	246	246
Note
1: 2003 includes restructuring charges of $107 million for the 4th quarter and $115 million year-to-date. 2002 includes restructuring charges of $14 million for the 4th quarter and $24 million year-to-date.

Note
2: 2003 includes non-cash foreign currency losses of $12 million for the 4th quarter and $50 million year-to-date. 2002 includes non-cash foreign currency income of $2 million for the 4th quarter and loss of $2 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION
PRODUCTION AND SHIPMENTS

	2003					2002
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year
Containerboard Mill Production (M tons)
North America*	1,807	1,833	1,760	1,785	7,185	1,595	1,674	1,744	1,847	6,860
International-Discontinued	113	0	0	0	113	105	109	114	106	434

Total	1,920	1,833	1,760	1,785	7,298	1,700	1,783	1,858	1,953	7,294
SBS/Bleached Board Production (M tons)	78	73	68	71	290	72	79	74	71	296
Coated Boxboard Production (M tons)
North America	147	146	148	136	577	149	137	152	144	582
International-Discontinued	19	0	0	0	19	17	18	17	19	71

Total	166	146	148	136	596	166	155	169	163	653
Kraft Paper Production (M tons)	65	71	75	82	293	66	71	72	74	283
Market Pulp Production (M tons)	132	127	110	128	497	145	135	154	133	567
Corrugated Shipments (BSF)
North America*	19.7	21.5	21.7	21.4	84.3	19.2	20.5	20.7	20.3	80.7
International-Continuing	0.1	0.2	0.2	0.2	0.7	0.1	0.2	0.1	0.2	0.6
International-Discontinued	3.2	0.0	0.0	0.0	3.2	3.0	3.1	3.2	3.0	12.3

Total	23.0	21.7	21.9	21.6	88.2	22.3	23.8	24.0	23.5	93.6
Folding Carton Shipments (M tons)	129	128	131	126	514	122	125	133	124	504
Multiwall Bag Shipments (MM bags)	277	290	292	297	1,156	271	300	303	288	1,162
Fiber Reclaimed and Brokered (M tons)	1,678	1,655	1,618	1,598	6,549	1,632	1,638	1,675	1,637	6,582

*
Containerboard mill production includes the Stevenson mill beginning in the 4th quarter of 2002. Corrugated shipments include the plants acquired with the Stevenson mill beginning in the 4th quarter of 2002, and 100% of Smurfit-MBI beginning in the 2nd quarter of 2003.

SSCC SUPPLEMENTARY FINANCIAL INFORMATION
($ Millions)

	Three Months Ended December 31,				Year Ended December 31,
Segment Results	Containerboard & Corrugated Containers	Consumer Packaging	Other	Total	Containerboard & Corrugated Containers	Consumer Packaging	Other	Total
2003
Revenues	1,417	415	81	1,913	5,759	1,656	307	7,722
Segment profit (loss)	51	17	(209)	(141)	246	82	(666)	(338)
2002
Revenues	1,435	412	74	1,921	5,502	1,648	333	7,483
Segment profit (loss)	123	29	(118)	34	465	122	(493)	94
Balance sheet	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02
Total debt	4,807	4,827	4,811	4,872	5,002	**

**
Includes European debt of $12 million, which was classified as liabilities held for sale at 12/31/2002.

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
Cash Flows
	2003	2002	2003	2002
Depreciation, depletion and amortization	106	103	415	401
Expenditures for property, plant and equipment (excluding acquisitions)	55	64	212	207

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  Exhibit 99.1
SMURFIT-STONE REPORTS 4th QUARTER RESULTS
SMURFIT-STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except per share data)
SMURFIT-STONE CONTAINER CORPORATION PRODUCTION AND SHIPMENTS
SSCC SUPPLEMENTARY FINANCIAL INFORMATION ($ Millions)